SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MERCANTILE LONG-SHORT MANAGER FUND LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERCANTILE LONG-SHORT MANAGER FUND LLC

NOTICE OF SPECIAL MEETING OF MEMBERS

April 15, 2005

To the Members:

Notice is hereby given that a Special Meeting of Members (the “Meeting”) of Mercantile Long-Short Manager Fund LLC (the “Company”) will be held on May 13, 2005, at 1:00 p.m. Eastern Time, at the offices of Mercantile Capital Advisors, Inc., the Company’s investment manager (“Mercantile”), 12th Floor, Two Hopkins Plaza, Baltimore, Maryland 21201, for the following purpose:

(1)	To elect six (6) Directors to the Board of Directors of the Company.

(2)	Approve the Company’s (i) reclassification of its investment objective as non-fundamental and (ii) modification to its fundamental investment restrictions to give the Company the flexibility to implement a master-feeder structure in the future.

The proposals referred to above are discussed in the Proxy Statement attached to this Notice. The Company invites each member to attend the Meeting in person. Members of record at the close of business on March 28, 2005 have the right to vote at the Meeting. If you cannot be present at the Meeting, we urge you to fill in, sign and promptly return the enclosed proxy so that the Company can hold the Meeting and vote the maximum amount of limited liability interests.

The Board of Directors recommends that you vote in favor of the proposals.

By Order of the Board of Directors,

Jennifer E. Vollmer
Secretary

WE NEED YOUR PROXY VOTE IMMEDIATELY

A member may think his or her vote is not important, but it is vital. By law, the special meeting of members of the company scheduled for May 13, 2005 will have to be adjourned without conducting any business if less than majority of the limited liability interest eligible to vote are represented. In that event, the Company would continue to solicit votes in an attempt to achieve a quorum. Clearly, your vote could be critical in allowing the Company to hold the meeting as scheduled, so please return your proxy card immediately.

MERCANTILE LONG-SHORT MANAGER FUND LLC

TWO HOPKINS PLAZA

BALTIMORE, MARYLAND 21201

1-800-239-0418

PROXY STATEMENT

This Proxy Statement is solicited by the Board of Directors of Mercantile Long-Short Manager Fund LLC (the “Company”) for voting at a Special Meeting of Members (the “Meeting”) of the Company to be held on May 13, 2005, at 1:00 p.m. Eastern Time, at the offices of Mercantile Capital Advisors, Inc. the Company’s investment adviser (“Mercantile”), 12th Floor, Two Hopkins Plaza, Baltimore, Maryland 21201.

This Proxy Statement and the enclosed proxy are expected to be distributed to members on or about April 15, 2005. The Company expects to solicit proxies primarily by mail. The Company will bear all proxy solicitation costs related to the solicitation of proxies by mail. The Company’s officers and existing service providers may also solicit proxies by telephone, facsimile or personal interview. Mercantile will bear all costs related to these other solicitations.

A proxy is enclosed with respect to the percentage of ownership interests that you own in the Company (the “Interests”). If you return a properly executed proxy to the Company, the Interests represented by it will be voted at the Meeting in accordance with the instructions thereon. Each member is entitled to a number of votes equivalent to such member’s percentage of ownership as of March 28, 2005 record date. A member’s percentage of ownership is determined by dividing the balance of member’s capital account by the sum of the capital accounts of all of the members. If you do not expect to be present at the Meeting and wish your Interests to be voted, please complete the enclosed proxy and mail it in the enclosed reply envelope.

Any member giving a proxy may revoke it at any time before it is exercised by submitting to the Company a written notice of revocation, by the execution of a later-dated proxy, or by attending the Meeting and voting in person.

Only one copy of this Proxy Statement will be mailed to households, even if more than one person in a household is a member of record. If you need additional copies of this Proxy Statement, please contact the Company at 1-800-239-0418. If you do not want the mailing of this Proxy Statement to be combined with those for other persons of your household, contact the Company in writing at Two Hopkins Plaza, Baltimore, Maryland 21201 or call 1-800-239-0418.

For a free copy of the Company’s annual report dated March 31, 2004 and semi-annual report dated September 30, 2004 write the Company at Two Hopkins Plaza, Baltimore, Maryland 21201, call 1-800-239-0418.

PROPOSAL No. 1

TO ELECT SIX (6) DIRECTORS TO THE BOARD OF DIRECTORS

The Board of the Directors recommends that Members vote for each nominee for Director of the Company.

At the Meeting, members will be asked to elect six (6) Directors to the Board of Directors of the Company. All of the nominees were nominated for election as Directors were nominated by the Company’s present Board of Directors upon the recommendation of the Nominating and Compensation Committee.

The six nominees are currently Directors of the Company: Edward D. Miller, Decatur H. Miller, Thomas L. Owsley, John R. Murphy, L. White Matthews and George R. Packard. Four of the nominees; Edward D. Miller, Decatur H. Miller, John R. Murphy and George R. Packard, were last elected by the initial sole member on October 28, 2002. Two of the nominees, were appointed by the Board of Directors; L. White Matthews on May 9, 2003, and Thomas L. Owsley on November 18, 2004, effective January 1, 2005. Each of the nominees oversees three other investment management companies advised by Mercantile.

All members represented by valid proxies will be voted in the election of Directors for each nominee named below, unless authority to vote for a particular nominee is withheld. The six nominees who receive the highest number of votes cast at the Meeting will be elected as Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If a nominee withdraws from the election or is otherwise unable to serve, the named proxies will vote for the election of such substitute nominee as the Board of Directors may recommend, unless the Board decides to reduce the number of Directors serving on the Board.

Correspondence intended for each nominee may be sent to the Company at Two Hopkins Plaza, Baltimore, Maryland 21201. The following tables contain relevant information about the nominees.

INTERESTED NOMINEE. The interested nominee is a person who is an “interested person” as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

Name and Age	Position Held with Company	Length of Time Served	Principal Occupation During Past 5 Years	Other Directorships Held by Nominee
Decatur H. Miller (1) Age: 72	Director	Since 2002	Retired.	None.

(1)	Mr. Miller is an “interested person” of the Company because he is a co-trustee of a trust for which Mercantile-Safe Deposit and Trust Company, the parent company of Mercantile, is also a co-trustee.

NON-INTERESTED NOMINEES. Non-interested nominees are persons who are not “interested persons” as that term is defined in the 1940 Act.

Name and Age	Position(s) Held with Company	Length of Time Served	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Nominee
L. White Matthews, III Age: 58	Director	Since 2003	Retired since 2001; Director, Executive Vice President and Chief Financial Officer, Ecolab, Inc. (cleaning products and services) 1999-2001.	Matrixx Initiatives, Inc. (pharmaceuticals); Imation Corp. (data storage products); and Computer Horizons Corp. (computer services).

Edward D. Miller Age: 62	Director	Since 2002	Dean and Chief Executive Officer, Johns Hopkins Medicine.	None.

John R. Murphy Age: 70	Director and Chairman of the Board	Since 2002	Vice Chairman, National Geographic Society.	Omnicom Group, Inc. (media and marketing services).

George R. Packard, III Age: 72	Director	Since 2002	President, U.S. Japan Foundation.	None.

Thomas L. Owsley Age: 64	Director	Since 2005	Retired since August 2004; President, Chief Executive Officer and Chief Operating Officer, Crown Central Petroleum Corporation 2003 to August 2004: Senior Vice President, General Counsel and Corporate Secretary 2001 to 2003: Senior Vice President and Chief Legal Officer 1998 to 2001.	None.

In a transaction on November 15, 2004, Mr. Owsley sold $5,053.88 of common stock of Mercantile Bankshares Corporation, the indirect parent company of Mercantile.

If the proposed nominees are approved by members, the Board of Directors will be 85% comprised of independent directors. If elected, each Director will hold office for an indefinite term until the earlier of (1) the date the election of a Director’s successor in office becomes effective, or (2) the date a Director resigns or his term as a Director is terminated in accordance with the Company’s Limited Liability Company Agreement. Normally, there will be no meetings of members for the purpose of electing Directors, except as required by the 1940 Act. The Directors may, as permitted by the 1940 Act, appoint additional Directors without member approval.

The Board of Directors of the Company held four (4) meetings during the last fiscal year ended March 31, 2004. John R. Murphy has served as Chairman of the Board since February 19, 2004.

The following chart provides information about the fees received by the Company’s Directors for their services as members of the Board of Directors for the fiscal year ended March 31, 2004:

Director	Total Compensation from the Company Paid to Directors	Total Compensation from the Fund Complex(1)
Leslie B. Disharoon(2)	$5,027.78	$40,083.33
Decatur H. Miller	$3,986.11	$29,458.33
Edward D. Miller	$5,652.78	$39,458.33
John R. Murphy	$5,652.78	$39,458.33
L. White Matthews, III	$6,833.33	$43,375.00
George R. Packard, III	$5,319.44	$37,458.33

(1)	The Fund Complex includes the Company, Mercantile Funds, Inc., Mercantile Absolute Return Fund LLC and Mercantile Alternative Strategies Fund LLC, all of which are advised by Mercantile.

(2)	Mr. Disharoon served as a Director and Chairman of the Board through February 19, 2004.

Effective January 1, 2005, each Director of the Company receives an annual fee of $6,500 plus $710 for each Board meeting attended and reimbursement of expenses incurred as a Director. The Chairman of the Board of Directors receives an additional annual fee of $3,333.00 for his services in such capacity. Prior to January 1, 2005, each Director received an annual fee of $3,166.66 plus $666.66 for each Board meeting attended, plus $333.33 for each telephonic and Committee meeting attended, and reimbursement of expenses incurred as a Director.

The nominees did not beneficially own any of the Company’s outstanding interests as of March 28, 2005.

As of March 28, 2005, the nominees, Directors and officers of the Company owned, in the aggregate, less than 1% of the Company’s outstanding Interests.

INFORMATION ABOUT COMMITTEES OF THE BOARD OF DIRECTORS.

The Board of Directors has established various committees to facilitate the timely and efficient consideration of all matters of importance to non-interested Directors, the Company and its members and to facilitate compliance with certain regulatory matters. Currently the Board of Directors has a standing Audit Committee and a standing Nominating and Compensation Committee.

NOMINATING AND COMPENSATION COMMITTEE. The Nominating and Compensation Committee was composed, as of January 31, 2005, of Messrs. John R. Murphy, Edward D. Miller, George R. Packard and Thomas L. Owsley. The Committee is comprised only of non-interested directors. The Committee held two (2) meetings during the fiscal year ended March 31, 2004. The Committee is governed by a written charter, a copy of which is attached as Exhibit 1 hereto.

The Committee is responsible for identifying and recommending candidates for nomination for the election or appointment of Directors to the Company and for membership on the Company’s committees. The Committee receives and reviews information on individuals qualified to be recommended to the full Board as nominees for election as Directors, including any recommendations by members. Members may recommend candidates for Board positions by forwarding their correspondence by mail or courier to the Company’s Secretary for the attention of the Chairman of the Nominating and Compensation Committee, Mercantile Long-Short Manager Fund LLC, Two Hopkins Plaza, Baltimore, Maryland 21201. Suggestions for candidates must include a resume of the candidate.

The Committee’s principal criterion for selection of candidates is their ability to carry out the responsibilities of the Board. In addition, the following factors are considered, but not limited to: (a) the candidate’s willingness and ability to serve and commit the time necessary for service as a director and attendance at Board and committee meetings; (b) the contribution the candidate can provide to the Company with consideration being given to the candidate’s professional experience and education; (c) the candidate’s character and integrity; and (d) whether the candidate exhibits the stature commensurate with that of the other members of the Board of Directors in representing the Company’s members.

The Committee is also responsible for other fund governance and board administration matters. The Committee periodically evaluates the functioning and composition of the Board of Directors and its various committees and recommends any appropriate changes to the Board with respect thereto. The Committee annually reviews compensation payable to non-interested Directors and will make recommendations to the Board of Directors. The Committee considers and oversees the selection of independent legal counsel employed by the Company’s Directors and annually evaluates legal counsel’s independence under applicable regulations.

AUDIT COMMITTEE. The Audit Committee was composed, as of January 31, 2005, of Messrs. John R. Murphy, Edward D. Miller, George R. Packard, L White Matthews and Thomas L. Owsley. The Committee is comprised only of non-interested directors. The Committee held three (3) meetings during the fiscal year ended March 31, 2004.

The Committee is responsible for (a) overseeing the accounting and financial reporting process of the Company; (b) overseeing the quality and integrity of the Company’s financial statements and the independent audit of the financial statements; (c) overseeing the compliance with legal and regulatory requirements that relate to the Company’s accounting, financial reporting and independent audits; (d) reviewing and evaluating the qualifications, independence and performance of the auditors prior to the engagement of the audits; and (e) serving as liaison between the auditors and the Board of Directors. The Committee may perform other tasks, as the Board of Directors deems necessary and appropriate from time to time.

In conjunction with the its responsibilities, the Committee confers with the auditors regarding the Company’s audited financial statements, the results of audits and related matters, and reviews and discusses the Company’s audit financial statements with management. The Committee obtains written disclosure from the auditor describing all relationships between the auditor and the Company and the Company’s various service providers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). For the fiscal year ended March 31, 2004, the Committee reviewed and discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees).

REQUIRED VOTE. The approval of each Director requires the affirmative vote of a plurality of the Interests of the entire Company voted in person or by proxy at the Meeting.

PROPOSAL No. 2

Approval of (i) Reclassification of the Investment Objective of the Company as

Non-Fundamental and (ii) Modifications to the Fundamental Investment Restrictions

of the Company to Give the Company the Flexibility to Implement a Master-Feeder Structure in the Future

The Board of Directors recommends that members vote FOR Proposal No. 2.

At the Meeting, members of the Company will be asked to approve i) the reclassification of the Company’s investment objective as non-fundamental and (ii) modifications to the Company’s fundamental investment restrictions to give the Company the flexibility to implement a master-feeder structure. If approved, this Proposal would give the Company the flexibility to implement a master-feeder structure in the future, if the Board determines that doing so would be in the best interest of the Company and its members. Specifically and as discussed more fully below in the section entitled “Specific Terms of Proposal No. 2,” members are being asked to approve (i) the reclassification of the Company’s investment objective as non-fundamental and (ii) the modification of the Company’s fundamental investment restrictions. At a meeting on March 28, 2005, the Board determined that it would be in the best interest of the Company and its members for the Company to have the ability to implement a master-feeder structure. At that meeting, the Board also approved efforts to prepare possible master-feeder structures and options for the Company. No final determinations, however, have yet been made by the Board about whether to implement any such structure.

MASTER-FEEDER STRUCTURES IN GENERAL. In a master-feeder structure, a feeder fund sells its shares or interests to investors under the terms of its prospectus. Instead of investing the money it obtains from such sales directly in securities and other investments, the feeder fund invests all of those assets in another fund, the master fund, with substantially the same investment objectives, policies and restrictions as the feeder fund in return for an interest in that master fund. The master fund then invests the assets in a portfolio of securities and other investments. Investors in the feeder fund own indirect interests in the master fund and, therefore, their investments in the feeder fund have substantially the same performance (except for feeder fund expenses) as the master fund’s portfolio. A master-feeder structure permits greater pooling of assets than does a stand-alone fund since any number of feeder funds can invest their assets in a single master fund. This ability to pool assets may, in turn, allow the master fund to achieve increased economies of scale and efficiencies in portfolio management. The master-feeder structure may also permit greater investor access to a single master fund portfolio, because separate feeder funds with separate identities, fee structures, and distribution channels can all invest in the same master fund.

An existing fund, such as the Company, can convert into a feeder fund using a variety of methods, including contributing its assets to the master fund in return for an interest therein. If proper procedures are followed, this method would allow the Company to avoid transaction costs and the realization of taxable gain or loss for federal income tax purposes. The value of a member’s investment in the Company would be the same immediately after the Company’s investment in a master fund as immediately before that investment. Of course, the value of a member’s investment in the Company could fluctuate thereafter. If the Company converted into a feeder fund, it is intended that the conversion would be structured to eliminate transaction costs and negative tax implications for the Company and its members to the greatest extent possible.

To the extent that the Company invested all of its assets available for investment in a master fund, the Company would no longer directly require investment management and advisory services. In such case, the Company would terminate any existing investment advisory agreements and sub-agreements. Advisory services would be provided instead to the master fund. The Company would then indirectly bear its proportionate share of the advisory and incentive fees paid by the master fund. Nonetheless, because the Company would have terminated its own investment advisory agreements, it is anticipated that members would not pay, either directly or indirectly, a higher investment advisory or incentive fee rate if the Company were to convert to a feeder fund. As a feeder fund, the Company would likely continue to bear certain operating expenses, such as legal, printing and director fees. It is anticipated that, if the Company were to convert to a feeder fund, over time the aggregate advisory and incentive fees paid by the Company and the master fund as a percentage of their aggregate net asset value should not be more than the advisory and incentive fees that would be paid by the Company if it continued to retain the services of an investment manager and adviser and invested directly in securities. Of course, there can be no assurance that any certain expense levels will be achieved.

Implementing a master-feeder structure could entail certain risks. If another feeder fund investing in the same master fund as the Company were larger than the Company, that other fund would likely have more voting power over the operations of the master fund. Also, redemptions by other feeder funds investing in the same master fund as the Company might reduce the diversification of the master fund’s investments and its economies of scale. Additionally, the Directors of the Company might act as directors of the master fund or other feeder funds investing in the same master fund as the Company, which could lead to conflicting fiduciary duties.

With respect to voting in a master-feeder structure, when a master fund holds a vote of its investors, it is the feeder funds, as the direct investors in the master fund, that vote. Under the 1940 Act, however, whenever a master fund holds a vote of its feeder funds, the feeder fund must normally (i) either pass the vote through to its own members and then vote its interests in the master fund as directed by its members or (ii) vote the interests of the master fund held by it in the same proportion as the votes of other feeder funds.

BOARD CONSIDERATIONS. The Board determined that the Company should have the flexibility to implement a master-feeder structure because the Board believes that such a structure could potentially benefit both the Company and its members. Among other things, the Board considered that converting the Company into a feeder fund could provide the following benefits:

Greater Portfolio Diversification Possible. To the extent a master fund has a larger asset base than that of the Company as a stand-alone fund, greater diversification of the master fund’s investment portfolio could be achieved than is currently possible for the Company. Greater diversification is expected to be beneficial to members of the Company (as indirect investors in the investment portfolio) because it may reduce, as compared to the investment portfolio of the Company as a stand-alone fund, the negative effect that the adverse performance of any one portfolio security may have on the performance of the entire investment portfolio.

More Favorable Investment Terms Possible. The anticipated larger size of the master fund would also permit the purchase of investments in larger denominations than the Company is currently able to purchase, which may permit the master fund, or its investment adviser, to negotiate (when permitted by applicable law) more favorable terms on such investments than otherwise would be possible for the Company. For example, it is possible that a master fund would be able to negotiate less restrictive lock-up terms than could the Company. The members of the Company would share in the benefits of these more favorable terms as indirect investors in the master fund. (Of course, not all funds in which a master fund might invest seek large denomination investments; in which case the master fund might not be able to achieve better investment terms with respect to that fund.)

Possible Lower Operating Expenses and Possible Higher Returns Over Time. As discussed above, a master-feeder structure generally permits greater pooling of assets than does a stand-alone fund. To the extent the master fund in which the Company invests succeeds in attracting more assets, the master-feeder structure could permit the Company to participate in a larger, more diversified and potentially more attractive investment portfolio. The Company would then be in a position to benefit, directly or indirectly, from certain economies of scale, based on the premise that certain expenses of operating an investment portfolio are relatively fixed and that a larger investment portfolio may eventually achieve a lower ratio of operating expenses to average net assets. (Of course, certain fees paid by a master fund may be calculated as a percentage of the fund’s assets. Unless those fees are subject to breakpoints that reduce the percentage of assets payable as fund assets increase, those fees would not be reduced, as a percentage of assets, by the increased asset base of a master fund.) Members of the Company might therefore eventually enjoy lower operating expenses and higher investment returns following the conversion to a master-feeder structure.

While these benefits could also be achieved through direct growth of the Company’s assets, growth may be more likely to be achieved through investments in the same master fund by the Company and other entities, many of which might not invest directly in the Company because of regulatory, tax and other considerations. Of course, there can be no assurance that either an increase in assets of a master fund in which the Company invests or the benefits described above will be realized, and no such benefits would be anticipated until other investors invest their assets in the master fund.

After careful consideration of the possible benefits to the Company that a master-feeder structure could provide, the Board determined that it would be in the best interest of the Company and its members for the Company to have the ability to implement a master-feeder structure.

SPECIFIC TERMS OF PROPOSAL NO. 2. In order for the Company to have the flexibility to convert into a feeder fund without further action on the part of the members, the Board is seeking member approval to reclassify the investment objective of the Company as non-fundamental and to make certain modifications to the fundamental investment restrictions of the Company. As with many registered investment funds, the Company has adopted certain investment policies and restrictions that are “fundamental.” Among the policies designated as fundamental is the Company’s investment objective (which is reproduced, as currently stated in the Company’s registration statement, in Exhibit 2 hereto). Under the 1940 Act, policies and restrictions that the Company has designated as “fundamental” cannot be changed without member approval. It is possible that both the Company’s investment objective and its fundamental investment restrictions may need to be modified to make clear that the Company may operate in a master-feeder structure. The Board is therefore seeking member approval (i) to reclassify the investment objective of the Company as non-fundamental and (ii) to make certain modifications to the Company’s fundamental investment restrictions as set forth on Exhibit 2 hereto.

Reclassifying the Company’s investment objective as non-fundamental would allow the Board to make changes to the objective without seeking further member approval. The primary benefit of reclassification would be to give the Board the ability to modify the investment objective to the extent necessary to make explicit that the Company may participate in a master-feeder structure. As a secondary benefit, reclassifying the investment objective would also allow the Board to respond more quickly and efficiently than it currently can to market, industry, regulatory, and technical changes. If the Board determined that, for example, due to evolving market conditions a change in the investment objective would be in the best interests of the Company and the members, the Board could effect such a change without the costs and, perhaps expensive, delays of soliciting member approval.

If the members approve the reclassification, the Board does not intend at this time to make any change to the underlying investment objective of the Company other than to clarify the permissibility of a master-feeder structure. The Board may of course in the future decide to make further changes to the investment objective. Any such decision, however, could only be made by the Board in accordance with its fiduciary duty to act solely in the best interests of the Company and the members. If a member did not wish to maintain his investment in the Company following a change to the investment objective, as members have no right to redeem their Interests and there is currently no public market for the Interests, the member would likely not be able to exit from his investment in the Company except through the tender offers for Interests made by the Company from time to time. The Company is not obligated to make these tender offers and there can be no guaranty that a member would be able to sell any or all of his Interests at the time he wished to do so.

As with reclassification of the investment objective, the Board is also seeking, as part of this Proposal, member approval to modify the Company’s fundamental investment restrictions to make clear that the Company may participate in a master-feeder structure. If this Proposal is approved, the Board will modify the investment restrictions by making the changes set forth on Exhibit 2 hereto. (Among the modifications that the Board will make if this Proposal is approved, is a non-substantive modification to investment restriction number 2, as set forth on Exhibit 2. This modification is not directly related to master-feeder structures and has been proposed simply as a clerical matter. The modification will not change the substance of restriction number 2.)

The Board has determined that it would be in the best interest of the Company and its members to reclassify the investment objective as non-fundamental and to make these modifications to the fundamental investment restrictions. Doing so would give the Board the flexibility to implement a master-feeder structure in the future and, as discussed above, the Board has determined that it would be in the best interest of the Company and its members for the Company to have the flexibility to implement a master-feeder structure without the necessity of soliciting further member approvals. Additionally, reclassification of the investment objective as non-fundamental would further benefit members because, as described above, it would permit the Board to respond more quickly and efficiently than it currently can to market and other changes. For these reasons, the Board recommends that members approve this Proposal to (i) reclassify the Company’s investment objective as non-fundamental and (ii) modify the Company’s fundamental investment restrictions in the manner set forth on Exhibit 2.

While approval of this Proposal would permit the Board to implement a master-feeder structure in the future without further action by the members, the Board has not yet made a final determination to convert the Company into a feeder fund. Prior to making any final determination, the Board would consider further the benefits to the members of implementing such a structure and would also evaluate alternatives to, and the risks associated with, a master-feeder structure. Any decision to implement a master-feeder structure would only be made if, after further consideration, the Board determined that doing so was in the best interest of the Company and the members. Further, the Board would retain the ability to withdraw the Company from a master-feeder structure, if it were implemented, in the event the Board determined that it was no longer beneficial for the Company to operate as a feeder fund.

REQUIRED VOTE. The approval of Proposal No. 2 requires the affirmative vote of the holders of a “majority of the outstanding voting securities” (as defined by the 1940 Act) of the Company, which means the lesser of (a) the holders of 67% or more of the percentage of ownership interests of the Company present at the Meeting if the holders of more than 50% of the outstanding percentage of ownership interests of the Company are present in person or by proxy; or (b) more than 50% of the outstanding percentage of ownership interests of the Company.

VOTING INFORMATION

RECORD DATE. Only members of record at the close of business on March 28, 2005 (the “Record Date”) will be entitled to vote at the Meeting and at any adjournment thereof. Members who have tendered all or a portion of their Interests in the Company before March 28, 2005 but before the next valuation date are still entitled to vote their Interests in the Company. On March 28, 2205 there were 47,298,203 Interests of the Company outstanding.

QUORUM AND EFFECT OF ABSTENSIONS AND BROKER NON-VOTES. The presence in person or by proxy of the holders of at least a majority of all of the votes that the Company’s members are entitled to cast at the Meeting will constitute a quorum. Members do not have cumulative voting rights. Abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote Interests on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as Interests that are present at the Meeting but which have not been voted. Abstentions and broker “non-votes” will have no effect on the election of directors since directors are elected by plurality.

In the event that a quorum is not present at the Meeting or at any adjournment thereof, or in the event that a quorum is present at the Meeting but the Company does not receive sufficient votes to approve any of the proposals, the persons named as proxies, or their substitutes, may propose and vote for one or more adjournments of the Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those Interests affected by the adjournment that are represented at the Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies, in which they are entitled to vote FOR any of the proposals in favor of such adjournments, and will vote those proxies required to be voted AGAINST all proposals against any such adjournments.

OTHER MEMBER INFORMATION. Mercantile’s indirect parent company, Mercantile Bankshares Corporation (“MBC”) is a financial holding company regulated by the Federal Reserve under the Bank Holding Company Act. MBC was the organizational member of the Company and invested $25 million in the Company. As of the March 28, 2005, the record date for the meeting, MBC held 53.05% of the ownership interests in the Company.

As of March 28, 2005 Mercantile’s parent company, Mercantile-Safe Deposit and Trust Company (“MSD&T”) held of record, in a fiduciary or representative capacity for its customers, 45.37% of the outstanding Interests in the Company. MSD&T may be deemed to be the beneficial owner of these Interests, for purposes of the federal securities laws, because MSD&T possessed sole or shared voting or investment power with respect to such Interests. MSD&T does not, however, have any economic interest in such Interests, which are held solely for the benefit of its customers.

There were no other persons who possessed sole or shared voting or investment power with respect to more than 5% of the outstanding Interests of the Company on March 28, 2005.

For purposes of the 1940 Act, any person who owns directly or through one or more controlled companies more than 25% of the voting securities of a company is presumed to “control” such company. Under this definition, MBC and MSD&T may be deemed to be controlling persons of the Company. The Company has been advised by MBC and MSD&T, that subject to MSD&T’s fiduciary responsibilities, MBC and MSD&T intend to vote the Interests over which they have voting power FOR and AGAINST each proposal presented at the Meeting in the same proportions as the total votes that are cast FOR and AGAINST the proposal by other members of the Company.

ADDITIONAL INFORMATION

OFFICERS OF THE COMPANY. Officers are elected by the Directors and hold office until they resign, are removed or are otherwise disqualified to serve. The following table sets forth certain information about the Company’s officers who are not Directors.

Name and Age	Position Held with Company	Length of Time Served	Principal Occupation(s) During Past 5 Years
Kevin A. McCreadie Age: 44	President	Since 2004	Executive Vice President of the Company from 2003 to March 2004. President, Mercantile since 2004; Chief Investment Officer, Mercantile and MSD&T since 2002; Partner, Brown Investment Advisory & Trust Company from 1999 to 2002.

Cornelia H. McKenna Age: 37	Vice President	Since 2002	Vice President, Mercantile and MSD&T.

Edward J. Veilleux Age: 61	Assistant Vice President and Chief Compliance Officer	Since 2004	President, EJV Financial Services (consulting) since 2002; Director, DeAM from 1987 to 2002.

Scott J. Liotta Age: 40	Treasurer	Since 2005	Vice President, MSD&T since 2003; Vice President, ProFund Advisors LLC from 1999 to 2002.

Jennifer E. Vollmer Age: 33	Secretary	Since 2002	Vice President, Mercantile and MSD&T since 2001; Associate, DeAM from 1999 to 2001.

Savonne L. Ferguson Age: 31	Assistant Secretary	Since 2004	Assistant Vice President, Mercantile and MSD&T since 2002; DeAM Associate (2002) from 1999 to 2002.

The officers of the Company receive no compensation directly from the Company for performing the duties of their offices, except Mr. Edward Veilleux who received $2,869.57 for the calendar year 2004 and reimbursement of expenses incurred for services as the Company’s Chief Compliance Officer.

INFORMATION ABOUT THE INVESTMENT ADVISER. Mercantile’s principal offices are located at Two Hopkins Plaza, Baltimore, Maryland 21201. Mercantile is a wholly owned subsidiary of MSD&T which, in turn, is wholly-owned by MBC, a publicly-held bank holding company, whose principal offices are also located at Two Hopkins Plaza, Baltimore, Maryland 21201. As of March 28, 2005, to the Company’s knowledge, Depository Trust Clearing Corporation owned beneficially or of record 10% or more of any class of issued and outstanding voting securities of MBC.

The Company’s Investment Advisory Agreement permits Mercantile to act as investment adviser to one or more other investment companies and to fiduciary or other managed accounts. As of December 31, 2004, Mercantile managed approximately $3.7 billion of investment company assets.

PLACEMENT AGENT. Mercantile Investment Services, Inc. serves as the placement agent to the Interests of the Company. The placement agent’s principal offices are located at 100 Summer Street, Suite 1500, Boston, Massachusetts 02110.

OTHER MATTERS

The Company does not hold annual meetings of members except to the extent that such meetings may be required under the 1940 Act or state law. Members who wish to submit proposals for inclusion in the Proxy Statement for a subsequent member meeting should send their written proposals to the Company’s Secretary at its principal office within a reasonable time before such meeting.

No business other than the matters described above is expected to come before the Meeting, but should any other matter requiring a vote of members arise, including any question as to an adjournment of the Meeting, the persons named in the enclosed Proxy will vote thereon according to their best judgment in the interests of the Company.

Dated: April 15, 2005

Members who do not expect to be present at the meeting and who wish to have their interests voted are requested to complete the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

EXHIBIT 1

CHARTER OF THE NOMINATING AND COMPENSATION COMMITTEE

ORGANIZATION

There shall be a committee of the Boards of Directors (the “Boards”) of the Mercantile Alternative Investment Funds (the “Funds”) to be known as the Nominating and Compensation Committee (the “Committee”). The Committee shall be composed of two or more Directors as determined by the Board, each of whom shall be an independent Director. The members of the Committee shall be elected by the Board and shall service until their successors shall be duly elected and qualified. For the purposes of the Committee, a Director is independent if the Director is not an “interested person” of the Funds as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

The Committee may designate a Chairperson of the Committee to set the agenda for, and preside at, each meeting of the Committee and shall engage in and carry other such other activities on behalf of the Committee as shall be determined from time to time by the Committee.

MEETINGS

The Committee may meet either on its own or in conjunction with meetings of the Boards of the Funds. Meetings of the Committee may be held in person, videoconference or by conference telephone. Where appropriate, the Committee may take action by written consent in lieu of a meeting.

RESPONSIBILITIES

The Committee shall have the following responsibilities:

Board Nominations and Functions

1. Identify and recommend candidates for membership on the Board (i) as additions to the Boards, (ii) to fill vacancies which, from time to time, may occur in the Boards, and (iii) for election by Fund members at meetings called for the election of Directors. Any Board member or the Fund’s investment manager may submit suggestions for candidates to any member of the Committee. The Committee shall recommend to the Funds’ independent Directors the selection and nomination of candidates for independent Directors, whether proposed to be appointed by the Board or to be elected by members. The Committee shall evaluate a potential candidate’s qualifications for Board membership and their independence for from each Fund’s investment manager and other principal service providers. The Committee shall consider the effect of any relationships delineated in the 1940 Act or other types of relationships such as business, financial or family relationships with the investment manger or other principal service providers, which might impair independence.

In seeking out potential nominees and in nominating candidates to serve as Directors of the Funds, the Committee shall not discriminate against any person based on his or her race, religion, national origin, sex, physical disability and other factors not relevant to the person’s ability to serve as a Director. The principal criterion for selection of nominees is their ability to carry other the responsibilities of the Board. In addition, the following factors may be taken into consideration (but need not be limited to):

(a) Whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director;

(b) The contribution which the person can make to the Boards and the Funds, with consideration being given to the person’s business experience, education and such other factors as the Committee may consider relevant;

(c) The character and integrity of the person; and

(d) Desirable personality traits of the individual including independence, leadership and the ability to work with the other members of the Boards.

2. Periodically review and evaluate the composition of the Boards and the various committees of the Boards and recommend any appropriate changes to the Boards with respect thereto. The Committee shall consider whether there is a continuing need for each committee, whether there is a need for additional committees of the Board, and whether committees should be combined or reorganized. The Committee shall also periodically review the role of the Committee and the Committee Charter and make recommendations to the Independent Directors with respect thereto.

Review of Compensation

Review at least annually the amount of compensation payable to the Independent Directors and other Directors who are not employees of any adviser or principal underwriter of any Company and recommend any appropriate changes to the Boards. Compensation shall be based on the responsibilities and duties of the Independent Directors and such other Directors and the time required to perform these duties. The Committee shall also make recommendations to the Boards regarding matters related to compensation including deferred compensation plans and retirement plans and policies for the Independent Directors and such other Directors, and shall monitor any and all such retirement plans and policies and deferred compensation plans.

Selection of Counsel

Consider and oversee the selection of independent legal counsel to the Directors and recommend such counsel to the independent Directors. In making such selection the Committee will examine and monitor such legal counsel’s client relationships in order to ascertain continued independence.

MAINTENANCE OF CHARTER

Each Company shall maintain and preserve in an easily accessible place a copy of the Committee Charter established for such Company and any modification to such Charter.

Adopted: October 28, 2002

Amended: February 19, 2004

EXHIBIT 2

Current Investment Objective

The Company will seek to achieve equity-like capital appreciation while attempting to limit risk through the use of a multi-strategy, multi-manager, diversified investment philosophy. It will pursue this objective by investing its assets in investment strategies that have either a low correlation with the equity and fixed income markets, or which, when balanced with other strategies, lower the correlation of the Company’s total performance to the equity and fixed income markets.

Proposed Modifications to Fundamental Investment Restrictions

If Proposal No. 2 is approved by the members, the following changes will be made to the Company’s fundamental investment restrictions. (Underlined text indicates text that will be added and text that has been struck out indicates text that will be deleted.)

1.	The Company will not invest 25% or more of the value of its total assets in the securities, other than U.S. Government securities or other cash equivalents, of issuers engaged in any single industry. For purposes of this restriction, the Company’s investments (i) in a master fund that has substantially the same investment objectives, policies and restrictions as the Company and (ii) directly or indirectly, in the Investment Funds ~~is~~ are not deemed to be an investment in a single industry.

2.	The Company will not issue senior securities representing stock, except that, to the extent permitted by the 1940 Act, (a) the Company may borrow money from banks, brokers and other lenders, to finance portfolio transactions and engage in other transactions involving the issuance by the Company of “senior securities” representing indebtedness, (b) the Company may borrow money from banks for cash management purposes, temporary or emergency purposes or ~~in connection with repurchases of, or tenders for, Interests~~ to fulfill repurchase requests, and (c) the Company may enter into derivative transactions, such as total return swaps or options in accordance with the 1940 Act and the interpretations of that Act.

3.	The Company will not underwrite securities of other issuers, except insofar as the Company may be deemed an underwriter under the 1933 Act, in connection with the disposition of its portfolio securities.

4.	The Company will not make loans of money or securities to other persons, except through purchasing fixed income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Company’s investment policies.

5.	The Company will not purchase or sell commodities or commodity contracts, nor will it sell futures or options on commodities.

6.	The Company will not purchase, hold or deal in real estate, except that it may invest in securities that are secured by real estate or that are issued by companies or Investment Funds that invest or deal in real estate.

The Company’s investment policies and restrictions do not apply to the activities and transactions of the Investment Funds in which the assets of the Company are invested indirectly through a master fund. These investment policies and restrictions will apply to investments made by the Company directly (or any account consisting solely of Company assets) and the Company shall not invest in a master fund unless it has substantially the same investment objectives, policies and restrictions as the Company.

PROXY

Carefully fold & detach along perforation

MERCANTILE LONG-SHORT MANAGER FUND LLC

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS of Mercantile Long-Short Manager Fund LLC, (the “Company”) for use at a Special Meeting (the “Meeting”) of Members to be held on May 13, 2005, at 1:00 p.m. Eastern Time, at the offices of Mercantile Capital Advisors, Inc., the Company’s investment advisor, 12th Floor, Two Hopkins Plaza, Baltimore, Maryland 21201.

The undersigned hereby appoints Savonne L. Ferguson and Cornelia H. McKenna and each of them, with full power of substitution, as proxies of the undersigned to vote at the above-stated Meeting, and at all adjournments or postponements thereof, all Interests the percentage of ownership interests in the Company held of record by the undersigned on March 28, 2005, the record date for the Meeting, upon the following matter:

To elect Directors to the Company:

J. R. Murphy	T. L. Owsley	L.W. Matthews, III
D. H. Miller	E. D. Miller	G. R. Packard

☐	For all nominees listed below (except as marked to the contrary below)

☐	Withhold authority to vote for all nominees listed below Instruction: To withhold authority to vote for any individual nominee(s), Write the name(s) of the nominee(s) on the line below:

Every properly signed proxy will be voted in the manner specified hereon and, IN THE ABSENCE OF SPECIFICATION, WILL BE TREATED AS GRANTING AUTHORITY TO VOTE “FOR” THE PROPOSALS.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE

ENCLOSED ENVELOPE

Date                                      Signature

Date                                      Signature (Joint Owners)

Please sign exactly as name appears hereon. When limited liability interests are held by joint tenants, both tenants should sign. When signing as attorney or executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.